AMENDMENT NO. 7 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
March 3, 2014
This Amendment No. 7 (this “Amendment No. 7”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated as of April 15, 2013, Amendment No. 4 thereto dated as of April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, and Amendment No. 6 thereto dated as of February 19, 2014 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of March 3, 2014 by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect; and
WHEREAS, Section 13.1(d)(ii)(A) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect; and
WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(ii)(A) of the Partnership Agreement, that the amendments to the Partnership Agreement relating to allocations or definitions related thereto as set forth herein are necessary or advisable to satisfy certain requirements, conditions or guidelines contained in the Code and the Treasury Regulations promulgated thereunder; and
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendments.
(i)    Section 5.11(b)(ii)(B) is hereby amended and restated in its entirety as follows:
“(B)    Items of Partnership depreciation, amortization and cost recovery deductions for the taxable period shall be allocated to the Class G Units to the extent that such items would be allocated to the Class G Units if clauses (B) through (E) of this Section

5.11(b)(ii) were not part of this Agreement and, solely for purposes of applying Sections 6.1(a), 6.1(b) and the term “Pro Rata” in Section 6.1(d)(xii)(A)(2), the Class G Percentage were equal to the percentage obtained by dividing the aggregate Capital Accounts of the Class G Units Outstanding by the aggregate Capital Accounts of all Units Outstanding (including the Class G Units), determined based on the Capital Accounts of the Units Outstanding (including the Class G Units) as most recently adjusted pursuant to Section 5.5(d).”
(ii)    Section 6.1(a)(iii) is hereby amended by deleting the last sentence thereof and replacing it with the following:
“For purposes of allocating Net Income pursuant to this Section 6.1(a), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Income pursuant to this Section 6.1(a).”
(iii)    Section 6.1(b)(ii) is hereby amended by deleting the last sentence thereof and replacing it with the following:
“For purposes of allocating Net Losses pursuant to this Section 6.1(b), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Losses pursuant to this Section 6.1(b).”
(iv)    Section 6.1(c)(i) is hereby amended by deleting the last sentence thereof and replacing it with the following:
“For purposes of allocating Net Termination Gain pursuant to this Section 6.1(c)(i), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Gain pursuant to this Section 6.1(c)(i).”
(v)    Section 6.1(c)(ii) is hereby amended by adding the following sentence:
“For purposes of allocating Net Termination Loss pursuant to this Section 6.1(c)(ii), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Loss pursuant to this Section 6.1(c)(ii)”.
(vi)    Section 6.1(d)(iii) is hereby amended by adding a new subsection (C) to such Section:
“(C)    After the application of Section 6.1(d)(iii)(B), all or any portion of the remaining items of Partnership gross income or gain for the taxable year, if any, shall be allocated to the holders of Class E Units, Pro Rata, until the aggregate amount of such items allocated to the holders of the Class E Units pursuant to this Section 6.1(d)(iii)(C) for the current taxable year and all previous taxable years ending on or after January 1, 2013 is equal to the cumulative amount of all distributions made to the holders of Class E Units pursuant to Section 6.3(e) from January 1, 2013 to a date 45 days after the end of the current taxable year.”
Section 2.    The Capital Account of each Class E Units was determined by the General Partner to equal zero, as of January 1, 2013, and the amendments of the allocation provisions set forth herein applicable to the Class E Units shall apply for any allocations to the holders of the Class E Units, effective as of January

1, 2013, and remain in effect for as long as the Class E Units remain outstanding, unless amended. The amendments of the allocation provisions set forth herein applicable to the Class G Units shall apply for any allocations to the holders of the Class G Units, effective as of January 1, 2013, and remain in effect for as long as the Class G Units remain outstanding, unless amended.
Section 3.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 4.    This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:
ENERGY TRANSFER PARTNERS GP, L.P.
By:     Energy Transfer Partner, L.L.C.,
    its general partner

By:     /s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

[Signature Page to Amendment No. 7 to ETP Partnership Agreement]